UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2018

Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36829	04-3475813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue Suite 7530
New York, New York 10118
(Address of Principal Executive Offices)

(646) 440-9100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 27, 2018, Rocket Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen and Company, LLC and Evercore Group L.L.C., as representatives (the “Representatives”) of the several underwriters (collectively with the Representatives, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 4,082,500 shares of common stock (the “Shares”), which includes 532,500 shares (the “Optional Shares”) that may be sold pursuant to an option granted to the Underwriters (the “Offering”). On November 28, 2018, the Underwriters exercised their option to purchase all Optional Shares. The Shares were offered and sold in the Offering at the public offering price of $15.50 per share and were purchased by the Underwriters from the Company at a price of $14.57 per share.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-333-225896), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering is expected to close on or about November 30, 2018, subject to customary closing conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement filed hereto, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Subscription Agreement

In addition, on November 27, 2018, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with RTW Innovation Master Fund, Ltd. (the “Private Placement Purchaser”) pursuant to which the Company agreed to issue and sell to the Private Placement Purchaser an aggregate of 967,742 shares of common stock (the “Private Placement Shares”) at a purchase price per share equivalent to the price to the public in the Offering (the “Concurrent Private Placement”). The Concurrent Private Placement is expected to close on or about November 30, 2018, subject to customary closing conditions.

Pursuant to the terms of the Subscription Agreement, the Private Placement Shares were offered and sold without registration under the Securities Act or state securities laws in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act. In connection with the Private Placement Purchaser’s execution of the Subscription Agreement, the Private Placement Purchaser represented to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that the securities purchased by the Private Placement Purchaser were acquired solely for its own account for investment, and not with a view towards distribution in a manner which would violate the Securities Act or any applicable state or other securities laws.

The foregoing description of the Underwriting Agreement and the Subscription Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Subscription Agreement, copies of which are filed herewith as Exhibits 1.1 and 10.1, respectively, and are incorporated herein by reference.

The Company estimates that the net proceeds received from the Offering and the Concurrent Private Placement will be approximately $74.0 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

Item 3.02	Unregistered Sales of Equity Securities.

The first two paragraphs of the disclosure provided under the heading “Subscription Agreement” in Item 1.01 above are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 27, 2018, among Rocket Pharmaceuticals, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen and Company, LLC and Evercore Group L.L.C.
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	Subscription Agreement, dated November 27, 2018, between Rocket Pharmaceuticals, Inc. and RTW Innovation Master Fund, Ltd.
23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: November 29, 2018	By:	/s/ Gaurav Shah
Name: Gaurav Shah
Title: President and Chief Executive Officer